Exhibit 16.1

August 1, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Redpoint Bio Corporation and, under the date of April 16, 2012, we reported on the financial statements of Redpoint Bio Corporation as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011 and for the period from August 16, 1995 (inception) to December 31, 2011. On August 1, 2014, we were dismissed. We have read Redpoint Bio Corporation’s statements included under Item 4.01 of its Form 8-K dated August 1, 2014, and we agree with such statements, except that:

(i)	we are not in a position to agree or disagree with Redpoint Bio Corporation’s statement that the change in accountants was approved by the Audit Committee of the Board of Directors; and

(ii)	we are not in a position to agree or disagree with Redpoint Bio Corporation’s statement that D’Arelli Pruzansky, P.A. was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Redpoint Bio Corporation’s financial statements, or any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Very truly yours,

/s/ KPMG LLP